Exhibit 99.1

CONTACT:	Susan E. Moss Vice President, Communications (502) 596-7296

KINDRED HEALTHCARE ANNOUNCES ACQUISITION OF STRATFORD COMMONS

IN CLEVELAND CLUSTER MARKET AND OPENING OF NEW FREESTANDING

LTAC HOSPITAL IN HOUSTON

Company Also Provides Update on Previously Announced Project in Indianapolis and

Acquisition of Real Estate of Two Previously Leased Hospitals and Two Nursing and

Rehabilitation Centers in Massachusetts

LOUISVILLE, Ky. (May 3, 2010) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced the acquisition of a nursing, rehabilitation and assisted living facility in the Cleveland, Ohio market and the opening of a new freestanding long-term acute care (“LTAC”) hospital in the Houston, Texas market.

Cleveland, Ohio

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Kindred has acquired Stratford Commons in Glenwillow, Ohio, which operates 105 nursing and rehabilitation center beds and 136 assisted living beds and offers skilled nursing, rehabilitation and assisted living services including private suites for short-term post-acute rehabilitation stays. Terms of the transaction were not disclosed.

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The Company has begun renovations and is expanding the rehabilitation department as part of its plans to convert Stratford Commons into a Transitional Care Center (“TCC”), specializing in intensive short-term rehabilitation therapy.

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With the acquisition of Stratford Commons, the Company now operates two LTAC hospitals, three nursing and rehabilitation centers, one co-located hospital-based subacute unit and two assisted living facilities in the Cleveland market.

Houston, Texas

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The Company announced it has opened a new freestanding 74-bed LTAC hospital in the Houston market. This hospital replaces the existing Kindred Hospital Bay Area. The Company is analyzing different options to convert the current Kindred Hospital Bay Area into another post-acute facility.

•	The new Kindred Hospital Bay Area will feature all private rooms, a 12-bed intensive care unit, and a large procedure/treatment room.

Indianapolis, Indiana

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The Company has completed groundbreaking for its previously announced 120-bed TCC (licensed for skilled nursing care) in Westfield, Indiana, north of Indianapolis. Pending certain regulatory approvals, the Company anticipates opening the facility in the first quarter of 2011.

•	The Company currently operates two LTAC hospitals, six nursing and rehabilitation centers and one hospice location in the Indianapolis Cluster Market.

Massachusetts

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The Company purchased the previously leased real estate of Kindred Hospital Northeast Stoughton in Stoughton, Massachusetts and Kindred Hospital Park View Central Massachusetts in Rochdale, Massachusetts, along with two nursing and rehabilitation centers, for $31 million. Kindred Hospital Northeast Stoughton is an 88-bed LTAC hospital with an adjacent 115-bed nursing and rehabilitation center. Kindred Hospital Park View Central Massachusetts is a 47-bed LTAC hospital with an attached 135-bed nursing and rehabilitation center.

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The Company currently operates seven LTAC hospitals, 41 nursing and rehabilitation centers, one co-located hospital-based subacute unit, two assisted living facilities and one hospice location in Massachusetts.

“We continue to make great progress on our goal to develop and acquire high quality, cost-effective post-acute service sites in the cluster markets we believe can benefit from the continuum of post-acute care services and clinical expertise provided by Kindred Healthcare,” said Paul J. Diaz, President and Chief Executive Officer of the Company. “These projects are an ongoing part of our cluster market strategy that provides our shareholders with great opportunities for growth and returns on invested capital.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-200 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of over $4.2 billion and approximately 54,100 employees in 41 states. At December 31, 2009, Kindred through its subsidiaries provided healthcare services in 621 locations, including 83 long-term acute care hospitals, 222 nursing and rehabilitation centers and a contract rehabilitation services business, Peoplefirst rehabilitation services, which served 316 non-affiliated facilities. Ranked one of Fortune magazine’s Most Admired Healthcare Companies in 2009 and 2010, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.

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